UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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INTERVEST BANCSHARES CORPORATION

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Notice of Annual Meeting of Stockholders

To be held on Thursday, May 19, 2011

To the Stockholders of Intervest Bancshares Corporation;

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Intervest Bancshares Corporation, a Delaware Corporation, will be held on Thursday, May 19, 2011, at 8:30 a.m., New York time, at our offices located at One Rockefeller Plaza (Suite 400) New York, New York, 10020 for the following purposes:

1.	To elect eight directors, each to serve a one-year term;

2.	To approve a non-binding advisory proposal on the compensation of our executives as described in this proxy statement;

3.	To consider a proposal to amend and restate our Certificate of Incorporation to eliminate any and all references to Class B common stock and to rename our Class A common stock “common stock”;

4.	To consider a proposal to amend our 2006 Long Term Incentive Plan to increase the number of shares of common stock reserved for issuance under the Plan from 750,000 shares to 1,500,000 shares;

5.	To ratify the appointment of Hacker, Johnson & Smith, P.A., P.C., as our independent auditor for 2011; and

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The above matters are more fully described in the attached proxy statement.

Pursuant to our Bylaws, our Board of Directors has fixed the close of business on March 31, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of our Class A common stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Enclosed with this proxy statement is a full set of proxy materials, including a proxy card and our Annual Report to Stockholders on Form 10-K for the year ended December 31, 2010. In accordance with the Securities and Exchange Commission rules, the enclosed proxy materials and Form 10-K are also available for viewing on the Internet at http://www.intervestbancsharescorporation.com.

By Order of the Board of Directors,

/s/ Lowell S. Dansker
Lowell S. Dansker
Chairman of the Board

April 15, 2011

New York, New York

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

INTERVEST BANCSHARES CORPORATION

One Rockefeller Plaza (Suite 400)

New York, New York 10020-2002 (212) 218-2800

PROXY STATEMENT

2011 ANNUAL MEETING OF STOCKHOLDERS

References herein to “we,” “us,” “our” and “Company” refer to Intervest Bancshares Corporation, unless otherwise specified. References to “Intervest National Bank” or “subsidiary” refer to our wholly owned national bank subsidiary.

This proxy statement is being furnished in connection with the solicitation by our Board of Directors (also referred to herein as the “Board”) of proxies for use at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 19, 2011, or on the date of any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

This proxy statement and the accompanying proxy card are being mailed to our stockholders commencing on or about April 15, 2011. Our Annual Report on Form 10-K for the year ended December 31, 2010, which includes our financial statements, is being mailed to our stockholders with this mailing. We are also posting the enclosed proxy materials and the Annual Report on Form 10-K for viewing on the Internet at http://www.intervestbancsharescorporation.com.

You will find a form of proxy in the envelope in which you received this proxy statement. Please sign and return this form of proxy in the enclosed postage-paid envelope. A stockholder giving a proxy may revoke it at any time prior to the commencement of the Annual Meeting by: filing a written notice of revocation with our Secretary prior to the meeting; or delivering to our Secretary a duly executed proxy bearing a later date; or attending the Annual Meeting, filing a written notice of revocation with the Secretary of the meeting and voting in person.

If the enclosed form of proxy is properly signed and returned to us in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Signed proxies with no instructions thereon will be voted as follows:

FOR the election of the nominees for director;

FOR the non-binding advisory proposal on the compensation of our executives disclosed in this proxy statement;

FOR the proposed amendment and restatement of our Certificate of Incorporation;

FOR the proposed amendment to our 2006 Long Term Incentive Plan; and

FOR the ratification of the appointment of our independent auditor for 2011.

If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy on such matters as shall be determined by a majority of our Board of Directors or its Executive Committee.

Our voting securities that are entitled to vote at the Annual Meeting consist of shares of our Class A common stock. Only stockholders of record at the close of business on March 31, 2011 are entitled to notice of and to vote at the Annual Meeting. As of March 31, 2011, there were 21,126,489 shares of our Class A common stock issued and outstanding. Holders of our Class A common stock as of the record date are entitled to vote on all matters to come before the meeting, and each is entitled to one vote for each share held on the record date.

A majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted as present for purposes of determining whether a quorum is present, but are not counted as votes cast at the meeting. Broker non-votes (where a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and such nominee does not possess or chooses not to exercise discretionary authority with respect thereto) are likewise counted as present for purposes of determining whether a quorum is present, but are not counted as votes cast at the meeting.

Brokers are not permitted to vote on the election of directors or the advisory proposal on executive compensation without instructions from their customers.

If a quorum is present, the director nominees for election by the holders of our Class A common stock who receive the highest number of votes actually cast by holders of shares of Class A common stock will be elected as our directors. As such, abstentions and broker non-votes will have no effect on the election of directors, other than reducing the number of votes a candidate receives.

The approval of the non-binding advisory proposal on executive compensation, approval of the proposed amendment to our 2006 Long Term Incentive Plan and approval of the ratification of the appointment of auditors will require the affirmative vote of a majority of all votes actually cast at a meeting at which a quorum is present. Broker non-votes and abstentions will have no effect on these matters since they are not counted as votes cast at the meeting.

The approval of the amendment to and restatement of our Certificate of Incorporation requires the affirmative vote of a majority of the votes entitled to be cast on the matter. Broker non-votes and abstentions will have the same effect as votes cast against the approval of the amendment and restatement of the Certificate of Incorporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the amount and nature of beneficial ownership of our Class A common stock as of March 31, 2011 by (i) the stockholders we know to beneficially own more than 5% of our outstanding Class A common stock, (ii) each of our directors, (iii) each of our executive officers named in the Executive Summary Compensation Table included in this proxy statement and (iv) all of our directors and executive officers as a group.

Name and Address of Beneficial Holder (1)	Shares (1)		% Class (1)
More Than 5% Stockholders
Värde Partners, L.P. and FC Highway 6 Holdings LLC	1,950,000	(2)	9.23%
Jean Dansker	1,056,965		5.01%

Directors and Named Executive Officers
John J. Arvonio	29,370		0.14%
Chief Financial and Accounting Officer
Michael A. Callen	81,041		0.38%
Director
Lowell S. Dansker	1,243,700	(3)	5.88%
Chairman and Chief Executive Officer
Paul R. DeRosa	87,600		0.41%
Director
Stephen A. Helman	125,148		0.59%
Director, Vice President
John H. Hoffmann	17,300		0.08%
Vice President, Intervest National Bank
Wayne F. Holly	121,600	(4)	0.58%
Director
Keith A. Olsen	91,600		0.43%
President, Intervest National Bank
Lawton Swan, III	31,200		0.15%
Director
Thomas E. Willett	51,500		0.24%
Director
Wesley T. Wood	107,900	(5)	0.51%
Director
All directors and named executive officers as a group (11 persons)	1,987,959		9.32%

(1)

The address of all, except for Värde Partners, L.P., is: c/o Intervest Bancshares Corporation, One Rockefeller Plaza (Suite 400) New York, New York 10020. The address of Värde Partners, L.P. is 8500 Normandale Lake Blvd., Suite 1500, Minneapolis, MN 55437. The address of FC Highway 6 Holdings LLC is 6400 Imperial Drive, Waco, Texas, 76714.

Percentages have been computed based upon 21,126,489 shares of Class A common stock outstanding as of March 31, 2011, plus, for each person and the group, shares that person or the group has the right to acquire within 60 days of such date pursuant to the exercise of vested Class A common stock options.

Class A common shares that may be acquired pursuant to vested Class A common stock options as of March 31, 2011 are as follows: Mr. Arvonio: 11,370; Mr. Callen: 15,400; Mr. Dansker: 37,200; Mr. DeRosa: 16,100; Mr. Helman: 21,540; Mr. Hoffmann: 9,000; Mr. Holly: 14,100; Mr. Olsen: 24,000; Mr. Swan: 14,700; Mr. Willett: 14,000; Mr. Wood: 15,400; and by all directors and named executive officers as a group: 192,810.

(2)

The reporting persons acquired a portion of the shares pursuant to an Investment Agreement among the reporting persons and the Company. Värde has sole voting and dispositive power as to 1,572,500 shares and FC Highway 6 Holdings LLC (“FC”) has sole voting and dispositive power as to 377,500 shares. Since Värde and FC acted together in acquiring the initial shares, they may have been deemed to be acting as a group with respect to the issuer or the securities. The information included herein is based on Schedules 13G filed with the Securities and Exchange Commission by Värde and FC, together with information regarding subsequent purchases available to the Company.

(3)	Includes 207,336 shares held by a family limited liability company, 29,164 shares held by adult children and 5,200 shares held by his spouse.
(4)	Includes 500 shares held by minor children and 30,000 shares of Class A common stock held by Sage Rutty & Company, Inc. Mr. Holly is Chairman and President of Sage Rutty & Company, Inc.
(5)	Includes 57,500 shares held by his spouse.

Proposal One: ELECTION OF DIRECTORS.

At the Annual Meeting, it is proposed to elect a Board of eight directors, each to serve until the next annual meeting or until a successor is elected and qualified. If no contrary specification is made, the persons named in the proxy card will vote for the election of the nominees named below. If any of these nominees should decline election or should by reason of unexpected occurrence not be able to serve, the persons named in the proxy may exercise discretionary authority to vote for a substitute or substitutes. All of the nominees are presently serving as our directors. The names of the nominees for directors and certain information about them follow.

Michael A. Callen, age 70, has served as our Director since May 1994. He is also a Director of our subsidiary. Mr. Callen received a Bachelor of Arts degree from the University of Wisconsin in Economics and Russian. Since January 15, 2008, Mr. Callen has served as Chairman of the Board of Ambac Financial Group Inc., a provider of financial guarantees and financial services to clients in both the public and private sectors around the world. Mr. Callen has been a director of Ambac since 1991. Mr. Callen has also been President of Avalon Argus Associates, a financial consulting firm, since 1996. From April 1993 to April 1996, Mr. Callen was Senior Advisor, The National Commercial Bank, Jeddah, Kingdom of Saudi Arabia. He was an independent consultant from January 1992 until June 1993, and an Adjunct Professor at Columbia University Business School during 1992. He was a Director of Citicorp and Citibank and a Sector Executive at Citicorp, responsible for corporate banking activities in North America, Europe and Japan, from 1987 to January 1992. We believe that Mr. Callen’s long and varied business career, including his substantial experience in the banking industry, well qualifies him for service on our Board.

Lowell S. Dansker, age 60, has served as our Chairman of the Board of Directors and Chief Executive Officer since August 2006. He previously served as our Vice Chairman, President and Treasurer, except for Vice Chairman, since incorporation in 1993. Mr. Dansker served as Vice Chairman from October 2003 to August 2006. He also serves as Chairman of the Board of Directors and Chief Executive Officer of our subsidiary, and as an Administrator of Intervest Statutory Trust II through V. Mr. Dansker received a Bachelor of Science in Business Administration from Babson College and a Law degree from the University of Akron School of Law and is admitted to practice in New York, Ohio, Florida and the District of Columbia. As a founder of our company and our chief executive officer, Mr. Dansker provides significant leadership skills and industry knowledge to our Board of Directors. As a result of his experience with our business since our founding, Mr. Dansker has an intimate knowledge of all aspects of our business and close working relationships with all of our senior management.

Paul R. DeRosa, age 69, has served as our Director since February 2003. He is also a Director of our subsidiary. Mr. DeRosa received a Bachelor of Arts degree in Economics from Hobart College and a Ph.D degree in Economics from Columbia University. Mr. DeRosa is a principal of Mt. Lucas Management Corp., an asset management firm where he is responsible for management of fixed income investments of that firm’s Peak Partners Hedge Fund, and has served in that capacity since 1988. Since June 2008, Mr. DeRosa has served as director of Ambac Financial Group Inc., a provider of financial guarantees and financial services to clients in both the public and private sectors around the world. From July 1995 to March 1998, Mr. DeRosa was Chief Executive Officer of Eastbridge Holdings Inc., a bond and currency trading company. Mr. DeRosa’s extensive background in the investment community lends valuable expertise to our Board. He contributes to the mix of experience and qualifications the Board seeks to maintain through his years of experience in the financial sector.

Stephen A. Helman, age 71, has served as our Director since December 2003 and as our Vice President and Secretary since February 2006. He is also an Administrator of Intervest Statutory Trust V. Mr. Helman received a Bachelor of Arts degree from the University of Rochester and a Law degree from Columbia University. Mr. Helman was a practicing attorney for more than 25 years when he joined us and his substantial experience in real estate law provides valuable expertise with respect to our commercial real estate lending activities.

Wayne F. Holly, age 54, has served as our Director since June 1999. He is also a Director of our subsidiary. Mr. Holly received a Bachelor of Arts degree in Economics from Alfred University. Mr. Holly is Chairman and President of Sage, Rutty & Co., Inc., a diversified financial services firm that is a member of FINRA. Mr. Holly has been an Officer and Director of Sage Rutty & Co., Inc. since 1993. Through his extensive experience in the securities industry, Mr. Holly brings a special expertise to the Board of Directors.

Lawton Swan, III, age 67, has served as our Director since February 2000. He is also a Director of our subsidiary. Mr. Swan received a Bachelor of Science degree from Florida State University in Business Administration and Insurance. Mr. Swan is President and Chairman of the Board of Interisk Corporation, a consulting firm specializing in risk management and employee benefit plans, which he founded in 1978. His knowledge of the insurance industry is of particular value to our company.

Thomas E. Willett, age 63, has served as our Director since March 1999. He is also a Director of our subsidiary. Mr. Willett received a Bachelor of Science degree from the United States Air Force Academy and a Law degree from Cornell University School of Law. Mr. Willett has been a member of Harris Beach PLLC, a law firm in Rochester, New York, since 1986. Mr. Willett focuses his legal practice in the general corporate area, with an emphasis on securities law matters. Mr. Willett has practiced in the corporate and securities law area for several years and we believe that experience well qualifies him for service on our board.

Wesley T. Wood, age 67, has served as our Director since March 1994. He is also a Director of our subsidiary. Mr. Wood received a Bachelor of Science degree from New York University School of Commerce. Mr. Wood is a Director and President of Marketing Capital Corporation, an international marketing consulting and investment firm which he founded in 1973. Mr. Wood is also an Advisory Board Member of The Center of Direct Marketing at New York University, a member of the Advisory Trustees at Fairfield University in Connecticut, and a Trustee of St. Dominics R.C. Church in Oyster Bay, New York. We believe that Mr. Wood’s long and successful business career well qualifies him for service on our Board. He has experience in internet marketing that has proved valuable to us and in connection with our subsidiary operations.

There are no family relationships between any director, executive officer or any person nominated or chosen by the Board of Directors to become a director or executive officer.

Our Board of Directors unanimously recommends a vote “FOR” the election by our Class A common stockholders of the foregoing nominees for Director.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We also monitor new and proposed rules of the Securities and Exchange Commission, the Nasdaq Stock Market and other regulatory authorities. We may amend our governance policies and procedures when required by law, Nasdaq rules or when we otherwise deem it prudent to do so.

We have an Audit Committee and a Compensation Committee, both of which operate under a charter adopted by the Board. Our Audit Committee has procedures in place for the submission of complaints or concerns regarding our financial statement disclosures and other matters. We also have a written code of business conduct and ethics that applies to our directors, officers and employees, and also have a written code of ethics that applies to our principal executive and principal financial officers. Copies of any of these documents are available and will be furnished upon written request and without charge to beneficial holders of our Class A common stock by writing to: Intervest Bancshares Corporation, Attention: Secretary, One Rockefeller Plaza (Suite 400) New York, New York, 10020.

Board Leadership Structure and Risk Oversight

We have always operated using the traditional U.S. board leadership structure, under which our chief executive officer also serves as the chairman of our board of directors. Since our formation, we have had two persons serve as chief executive officer, with Mr. Lowell S. Dansker serving as our Chairman and Chief Executive Officer since August 2006. We believe that our Company has been well-served by this leadership structure. Having one person serve as both chief executive officer and chairman of the board demonstrates for our employees, customers and stockholders that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. The combined role promotes unified leadership and direction for the Board and for management and allows for a clear focus in executing our business plans. We also receive active and effective management oversight by the Board’s independent directors.

The Board has established an audit committee, a compensation committee and an executive committee. The members of each committee are appointed by the Board. Each committee has adopted a written charter which sets forth the committee’s purpose, membership criteria, powers and responsibilities and provides for the annual evaluation of the committee’s performance. Each charter is intended to and we believe does comply with the requirements of NASDAQ, the Sarbanes-Oxley Act and the Dodd-Frank Act. Copies of the audit committee charter and compensation committee charter are available on our website at www.intervestbancsharescorporation.com and are available in print, at no cost, to any stockholder who requests a copy at the address listed above.

Director Nominations Process

Our Board of Directors does not have a standing nominating committee and it believes that our director nomination policy has and continues to work efficiently without the need for a separate nominating committee. Candidates for director nomination for election by the holders of our Class A common stock are reviewed by those directors who qualify as “independent” directors, as such term is defined in the rules of the Nasdaq Stock Market.

Our independent directors will consider candidates recommended by our management and will also consider candidates recommended by any of our stockholders. There are no differences in the manner in which our independent directors would evaluate stockholder-recommended nominees, as compared with nominees obtained from other sources. Our independent directors develop the credentials and characteristics required of our board of directors and committee nominees in light of the composition of our board of directors and committees thereof, our business, operations, applicable legal and listing requirements, and other factors they consider relevant. We do not have a policy for considering diversity in identifying director nominees. Our independent directors review available information concerning the candidate, including their qualifications or criteria for Board membership and other factors that they deem relevant. Our independent directors will then recommend a slate of nominees for election by the holders of our Class A common stock to the full Board of Directors for review and approval.

Any of our stockholders may nominate one or more persons for election by the holders of our Class A common stock as a director at an annual meeting if the stockholder complies with the notice, information and consent provisions contained in our bylaws. In order for a director nomination to be timely, a stockholder’s notice to our Secretary must be delivered not less than 90 days nor more than 120 days in advance of the corresponding date of the proxy statement released to stockholders in connection with our prior year’s annual meeting of stockholders.

In the event that we set an annual meeting date that is not within 30 days before or after the date of the immediately preceding annual meeting, notice by the stockholder must be received no later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the date was made, whichever occurs first.

To be in proper form, a notice must also contain information concerning the proposed nominee, including: the name, age, business address and residence address of the person; the principal occupation of the person; the beneficial ownership of our shares of the person; and any other information related to the person that would be required to be filed in a proxy statement or other filings required to be made in connection with the solicitation of proxies.

Affirmative Determinations Regarding Director Independence

Our Board of Directors has determined that each of the following directors is an “independent” director as such term is defined in Nasdaq Marketplace Rule 5605(a)(2): Michael A. Callen; Paul R. DeRosa; Wayne F. Holly; Lawton Swan, III; Thomas E. Willett; and Wesley T. Wood.

In this proxy statement, these six directors may be referred to individually as an “Independent Director” and collectively as “Independent Directors.” A director is considered independent only if the director does not have, and generally has not had in the most recent three years, any material relationships with us or our subsidiaries, including any affiliation with our independent auditors. Our Board of Directors has also determined that each member of our Audit Committee meets the independence requirements applicable to our Audit Committee prescribed by the Nasdaq rules and the rules of the Securities and Exchange Commission (“SEC”). The Board further determined that Michael A. Callen and Paul R. DeRosa, members of our Audit Committee, are “Audit Committee Financial Experts,” as such term is defined in applicable SEC rules.

Communications with the Board and Audit Committee

We have a procedure in place to facilitate communications to our Board of Directors by our stockholders. Under the process approved by the Board, our Secretary reviews all correspondence addressed to our Board of Directors or any individual member of the Board, and will forward to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or any of its Committees or that is otherwise determined to require the Board’s attention. The procedure allows our Directors at any time to review a log of all correspondence received by us that are addressed to the Board or individual members of the Board and request copies of such correspondence. Individuals may communicate with the Board by writing to Intervest Bancshares Corporation, Attention: Secretary, One Rockefeller Plaza (Suite 400) New York, New York 10020.

Concerns related to our accounting, internal controls or auditing matters are immediately brought to the attention of our Audit Committee and are handled in accordance with procedures established by the Audit Committee. Individuals may communicate with our Audit Committee by writing to: Chairman of Audit Committee, Michael A. Callen, 10901 Riverwood Drive, Potomac, Maryland 20854.

Meetings of the Board of Directors and Committees

Our Board of Directors and various committees of the Board meet throughout the year and also through telephone conferences and other communications with the Chairman and others as needed. Regular meetings of the Board were held every month in 2010. In addition, special meetings of the Board are held from time to time as needed. Our Board of Directors held twelve meetings in 2010. The Independent Directors met at regularly scheduled executive sessions without our management. During the period that each director served as such, all of our directors attended at least 75% of the total meetings held by our Board of Directors and by the Committees on which they served during 2010. We do not have a policy that requires members of the Board to attend our annual meeting of stockholders. Three members of the Board attended last year’s annual meeting of stockholders.

Committees of Our Board of Directors

Executive Committee. Members are Lowell S. Dansker (Chairman), Michael A. Callen and Stephen A. Helman. The executive committee acts for the Board of Directors between board meetings, except to the extent limited by our bylaws or Delaware law. This committee held no meetings in 2010.

In addition, the Board of Directors for our subsidiary, Intervest National Bank, has a standing Executive Committee that exercises all of the power of the Board of Directors of that subsidiary between meetings of the Board and the members are as follows: - Lowell S. Dansker (Chairman), Michael A. Callen and Wayne F. Holly.

Audit Committee. Members are Michael A. Callen, Chairman, Paul R. DeRosa, and Lawton Swan, III The members of the Audit Committee are independent directors under applicable Nasdaq and SEC rules. This committee held five meetings in 2010. Our Audit Committee considers matters pertinent to us and our subsidiary. A copy of the Audit Committee’s charter can be found on our website at www.intervestbancsharescorporation.com.

As set forth in more detail in its charter, the Audit Committee’s primary responsibilities fall into four broad categories: (1) monitoring the preparation of our quarterly and annual financial statements by our management, including providing direct communication between our Board of Directors and our internal and external auditors; (2) overseeing the relationship between us and our outside auditors, including recommending their appointment or removal, reviewing the scope of their audit services and related fees, as well as any other services that may be provided to us, and determining whether the outside auditors are independent; (3) overseeing the internal and external audit function; and (4) certain compliance oversight responsibilities, including monitoring the design and maintenance of our system of internal accounting and financial reporting controls as well as review and approval of any related party transactions. The Audit Committee’s activities during 2010 are described in the Report of the Audit Committee contained in this proxy statement.

Compensation Committee. Members are Wesley T. Wood, Chairman, Michael A. Callen and Paul R. DeRosa. All members are independent directors under the Nasdaq corporate governance rules. This committee held one meeting in 2010. A copy of the Compensation Committee’s charter can be found on our website at www.intervestbancsharescorporation.com.

As set forth in more detail in its charter, the Compensation Committee is responsible for making recommendations to the full Board concerning our Director and executive officer compensation and for general oversight of the compensation and benefit programs for all of our employees, including the employees of our subsidiary.

Other Committees. Intervest National Bank’s Board of Directors has a Loan Committee, a Compliance Committee, an Asset and Liability Management Committee and an Executive Committee, whose members are appointed by the Bank’s Board of Directors.

The members of the Loan Committee are Lowell S. Dansker, Chairman, Paul R. DeRosa and Wesley T. Wood. This committee is responsible for the review and approval of loans made by Intervest National Bank in conformity with its approved loan policies. The Compliance Committee consists of Thomas E. Willett, Chairman, Wayne F. Holly and Lawton Swan,III. This committee is responsible for monitoring and coordinating Intervest National Bank’s compliance with the formal agreement between the Bank and the Office of the Comptroller of the Currency (“OCC”) and to submit progress reports thereon to the OCC.

The Asset and Liability Management Committee consists of Paul R. DeRosa, Chairman, Wayne F. Holly and members of senior management. This committee oversees the asset and liability (interest rate risk) position, liquidity and funds management, and investment portfolio of Intervest National Bank. The Executive Committee consists of Lowell S. Dansker, Chairman, Wayne F. Holly and Michael A. Callen. This committee acts for the Board of Directors between board meetings as necessary.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee had any relationship with us or our subsidiary requiring disclosure under applicable SEC rules regarding Compensation Committee interlocks and insider participation in compensation decisions. None of our executive officers served on any board of directors or compensation committee of any other company (except for our subsidiary) which any of our directors served as an executive officer.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

We, the Audit Committee of the Board of Directors of Intervest Bancshares Corporation and Subsidiaries (the “Company”), are directors who meet the Nasdaq Stock Market standards for independence. Each of us also meets the Securities Exchange Commission’s (SEC) requirements for audit committee member independence. We operate under a written charter adopted by the Board of Directors.

We met with management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. We discussed these matters with the Company’s independent auditors, Hacker, Johnson & Smith, P.A., appropriate Company financial personnel and Intervest National Bank’s internal auditor.

We discussed with the Company’s senior management and independent auditors the process used for certifications by the Company’s principal executive officer and principal financial officer, which are required for certain of the Company’s filings with the SEC. We met privately at our regularly scheduled committee meetings with both the independent auditors and Intervest National Bank’s internal auditor, as well as with the Company’s principal financial officer and the Company’s counsel, each of whom has unrestricted access to us.

We reviewed with management and the independent auditors, the Company’s audited financial statements, and met separately with both management and the independent auditors to discuss and review those financial statements and reports prior to issuance. Management has represented and the independent auditors have confirmed to us that the financial statements were prepared in accordance with U.S. generally accepted accounting principles. Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The independent auditors audited the annual financial statements prepared by management and expressed an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with U.S. generally accepted accounting principles. In addition, the independent auditors audited management’s assessment that the Company maintained effective internal control over financial reporting. The independent auditors discussed with us any issues they believed should be raised with us.

We appointed Hacker, Johnson & Smith, P.A., as the independent auditors for the Company for 2010 after reviewing the firm’s performance and independence from management. We received from and discussed with them written disclosure and the letter required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) relating to that firm’s independence from the Company. We also discussed with the independent auditors matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) of the Auditing Standards Board of the American Institute of Certified Public Accountants to the extent applicable. We monitored the auditors’ independence by reviewing audit and non-audit services performed by the independent auditors and by discussing with the independent auditors their independence. The Committee has reviewed and approved the amount of fees paid to the independent auditors for audit and tax preparation services. The Committee concluded that the provision of services by the independent auditors is compatible with the maintenance of their independence.

Relying on the reviews and discussions referred to above, we recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2010.

Audit Committee: Michael A. Callen (Chairman), Paul R. DeRosa, Lawton Swan, III

DIRECTOR COMPENSATION

All of our directors are also directors of our subsidiary. Except as denoted in the notes to the table that follows, all directors receive fees for attending meetings of each Board and their respective Committees. The fees are evaluated and adjusted periodically by our Board of Directors based on the recommendation of the Compensation Committee.

The fees payable to our directors for each meeting attended in 2010 are noted in the table that follows:

Chairman of all Boards of Directors (1)	$4,000
Other members of all Boards of Directors (1)	$1,250
Chairman of all Board Committees (2)	$1,000
Other members of all Board Committees (2)	$750

(1)	The same fee is paid for each Board meeting of Interest National Bank attended by directors. Mr. Olsen (director of Intervest National Bank only) and Mr. Helman do not receive fees for attending Board meetings. Mr. Dansker receives director and committee fees for attending meetings, the amount of which is reflected in the “Executive Compensation Summary Table” in this proxy statement.
(2)	The Chairman of the Audit Committee and the other members of the Audit Committee receive $3,500 and $1,500 for each meeting attended, respectively. Mr. Dansker does not receive fees for attending meetings of the Executive Committee of Intervest National Bank and Mr. Helman does not receive any fees for attending committee meetings.

The following table sets forth information concerning all compensation awarded to, earned by or paid to our non-employee directors in 2010.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Comp.	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Comp.	Total
Michael A. Callen	$45,750	$35,250	—	—	—	—	$81,000
Paul R. DeRosa	$45,250	$35,250	—	—	—	—	$80,500
Wayne F. Holly	$45,750	$35,250	—	—	—	—	$81,000
Lawton Swan, III	$39,000	$35,250	—	—	—	—	$74,250
Thomas E. Willett	$48,750	$35,250	—	—	—	—	$84,000
Wesley T. Wood	$38,500	$35,250	—	—	—	—	$73,750

	$263,000	$211,500	—	—	—	—	$474,500

(1)	Represent fees paid in cash to directors for attending board and committee meetings as per the fee table above.
(2)	Stock awards were made pursuant to our stockholder approved 2006 Long-Term incentive Plan. A restricted stock award of 15,000 shares of Class A common stock was made to each director on December 9, 2011. The awards will vest in full on December 9, 2013. For purposes of the table above, the total value of the stock award presented is calculated by multiplying the number of shares awarded by $2.35, reflecting the closing price of the Class A common stock on the grant date

The following table presents the number of shares subject to outstanding and unexercised option awards held by each of our non-employee directors as of December 31, 2010.

Name	Option Grant Date	Exercisable	Unexcercisable	Option Exercise Price	Option Expiration Date
Michael A. Callen	Dec 13, 2007	6,600	—	$17.10	Dec 13, 2017
	Dec 11, 2008	6,600	—	$7.50	Dec 11, 2018
	Dec 10, 2009	2,200	4,400	$4.02	Dec 10, 2019

Paul R. DeRosa	Dec 13, 2007	6,900	—	$17.10	Dec 13, 2017
	Dec 11, 2008	6,900	—	$7.50	Dec 11, 2018
	Dec 10, 2009	2,300	4,600	$4.02	Dec 10, 2019

Wayne F. Holly	Dec 13, 2007	6,000	—	$17.10	Dec 13, 2017
	Dec 11, 2008	6,000	—	$7.50	Dec 11, 2018
	Dec 10, 2009	2,100	4,200	$4.02	Dec 10, 2019

Lawton Swan, III	Dec 13, 2007	6,300	—	$17.10	Dec 13, 2017
	Dec 11, 2008	6,300	—	$7.50	Dec 11, 2018
	Dec 10, 2009	2,100	4,200	$4.02	Dec 10, 2019

Thomas E. Willett	Dec 13, 2007	6,000	—	$17.10	Dec 13, 2017
	Dec 11, 2008	6,000	—	$7.50	Dec 11, 2018
	Dec 10, 2009	2,000	4,000	$4.02	Dec 10, 2019

Wesley T. Wood	Dec 13, 2007	6,600	—	$17.10	Dec 13, 2017
	Dec 11, 2008	6,600	—	$7.50	Dec 11, 2018
	Dec 10, 2009	2,200	4,400	$4.02	Dec 10, 2019

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction. We welcome the opportunity to share this Compensation Discussion and Analysis with our stockholders. We understand that investors have a strong interest in executive compensation, with a specific focus on our Named Executive Officers (NEOs). The NEOs for 2010 included our CEO, CFO, and our three other most-highly compensated officers, all of whom are identified in the “Executive Compensation Summary Table” that follows this discussion. This section discusses: our compensation process and Compensation Committee procedures; our objectives and elements of our executive compensation; our recent decisions regarding compensation; and recent legislation and regulation related to executive compensation.

Oversight. The Compensation Committee of our Board of Directors operates under a written charter adopted by the Board of Directors and oversees the compensation paid to our executive officers. Among its responsibilities, the Compensation Committee reviews the performance of our Chief Executive Officer and our other executive officers, as well as the executive officers of our subsidiary, and makes recommendations concerning the compensation levels of those officers. The Compensation Committee is composed entirely of independent, non-management members of the Board of Directors.

Objectives of Executive Compensation. The objectives of our executive compensation are to attract, motivate and retain highly talented individuals. The Compensation Committee periodically reviews the competitiveness of our executive compensation in order to evaluate whether it is achieving the desired goals and objectives. Our executive compensation program is principally designed to give executives incentives to focus on and achieve our business objectives. Key elements of our executive compensation program are normally comprised of competitive base salaries, annual cash bonuses and, from time to time, equity based awards. We believe that our executive compensation policies and practice, as well as those applicable to our directors and all of our other employees, do not create incentives that will pose substantial risk to our company and to the management of that risk.

Competitive Factors. In determining the compensation levels of our executive officers, the Compensation Committee takes into account competitive market data from the banking industry as a whole and focuses on institutions of a size similar to us. Although the Compensation Committee has not historically established specific targets in relation to peer group compensation, it has taken into account the total compensation paid to executive officers by our competitors. Information regarding pay practices at other companies in the financial sector is useful because we recognize that our compensation must be competitive in the marketplace and also assists us in assessing the overall reasonableness of our compensation.

Elements of Compensation. Our executive compensation has historically consisted of four components: base salary, annual cash incentives (bonuses), employee benefits and, from time to time, certain equity based incentives. Base salary is designed to provide competitive levels of compensation to our executive officers based upon the responsibilities assigned to them and taking into account their experience and qualifications. We have established base salaries at levels we consider appropriate to recruit and retain executives and which we believe are competitive with those paid by similar institutions. Our Compensation Committee reviews base salaries on an annual basis to take into account changes in responsibilities and the individual performance of our executives.

Annual cash bonus payments are intended to recognize individual accomplishments, as well as consider the overall performance of our company during the year. Bonus payments normally have not constituted a significant percentage of total executive compensation. Awards of annual cash bonuses are not based upon the attainment of pre-established targets or other measurable criteria, but have been determined based on the company’s and employee’s individual performance and other factors determined relevant by our Compensation Committee, including in the case of all other executive officers, the recommendations of our Chairman.

As discussed later in this section, legislative restrictions applicable to us have prohibited the payment of cash bonuses to our NEOs and no such bonus payments have been made to them since 2008.

Equity incentives in the form of options to purchase our Class A common stock have been granted from time to time to all of our full time employees, including our executive officers and directors. We have a Long Term Incentive Plan in place that allows our Compensation Committee to make various awards from time to time, including stock options and other forms of long-term incentives, to those employees who may be selected by the Compensation Committee. We believe that the Plan has helped us attract and retain employees by providing us with the flexibility to award incentives to achieve our long-range goals. We also believe that these awards align the employees’ interests with those of our stockholders through long-term ownership of our stock. Awards under the Plan constitute longer-term, variable compensation, which will reward effective long-term management decision-making.

As discussed later in this section, we are subject to certain legislative restrictions that prohibit our NEOs from receiving option awards and no awards have been to them since 2008. In 2010, as permitted by the applicable restrictions, we awarded restricted Class A common stock to our NEOs, as well as our directors and certain other officers. We expect that similar equity awards under the Plan will continue to constitute an additional element of our executive compensation in future years provided that such awards would not be otherwise prohibited under existing regulations. Awards of restricted stock are subject to a risk of forfeiture and, in the case of the awards made in 2010, do not vest until the third anniversary date of the grant. As such, they provide a longer term incentive to the award recipient.

We also provide various benefits to all of our eligible employees, including executive officers, which include group life insurance, health insurance and a 401(k) Plan. The 401(k) Plan is a tax-qualified profit sharing plan under the Internal Revenue Code, and eligible employees meeting certain length of service requirements may make tax deferred contributions subject to certain limitations. We make discretionary matching contributions of up to 4% of employee compensation, which vest to the employee over a five-year period.

Perquisites and other benefits have not represented a significant part of total compensation for any of our executive officers, and are usually made available to a limited number of executive officers. The primary perquisites are the expense reimbursement allowance granted to our Chairman, which is presently in the amount of $977 per month and was established as a reasonable estimation of normal recurring expenses likely to be incurred by him in performing his duties. He is also entitled to the unlimited use of a car at our expense.

From time to time, our Board may engage a compensation consulting firm to provide advice and guidance concerning the competitive market value of specified executive positions and to provide advice concerning potential stock option awards to executive officers and others. The consultants provide guidance concerning the compensation paid to similarly situated executives in the financial services industry. Based on a review of a variety of published data, including the proxy statements of peer organizations selected by the consultant, the consultants furnish our Compensation Committee information concerning the competitive ranges of base and total compensation for each of the selected positions and the Committee considers that information in formulating its recommendations to the Board related to base salary adjustments and bonus awards. The consultants also provide advice to the Committee concerning the Committee’s proposals and recommendations related to stock option grants. No such consultants were engaged in 2010.

Post-Termination Compensation. We currently do not offer pension or post-employment benefits to our employees, except with respect to our Chairman who has contractual entitlements under a ten-year employment agreement with us that expires in 2014. The agreement provides him with certain severance, disability and death benefits. The employment agreement is described in greater detail under the caption “Employment Agreements” in this proxy statement.

Role of Executive Officers in Compensation Decisions. The Compensation Committee makes all final recommendations to our Board of Directors for the compensation paid to our Chairman and to our other executive officers.

The Chairman annually reviews the performance of all our other executive officers and presents his conclusions and recommendations to the Compensation Committee for its consideration and approval. The Compensation Committee has authority to exercise its discretion in modifying any such recommendation.

Changes in Executive Compensation. The Compensation Committee continually evaluates our executive compensation programs. The Compensation Committee, from time to time, with the assistance of a consultant if necessary, undertakes a comprehensive review of the company’s compensation programs and policies. In that regard, the Compensation Committee continually reviews the general elements of each executive officer’s compensation and makes adjustments as needed to ensure that it is consistent with our compensation philosophy and fairly reflects individual performance and the overall performance of our company.

Tax Considerations. It has been the Compensation Committee’s intent that all compensation payments be tax deductible to the company, unless such deductibility would undermine our ability to meet our objectives. In that regard, the Compensation Committee considers the impact of Section 162(m) of the Internal Revenue Code as amended. Section 162(m) does not permit publicly held companies like us to deduct compensation paid to certain executive officers (the Chief Executive Officer and the next four of the most highly compensated officers) to the extent that the amount of the compensation payable to the covered employee for the taxable year exceeds $1 million. Compensation payable under a performance-based compensation plan that is approved by stockholders at least once every five years is not subject to this deduction limitation, so long as the plan complies with the other requirements of Section 162(m). Section 162(m) was recently amended to prohibit institutions such as us who have participated in the U.S. Treasury’s Capital Purchase Program from deducting compensation paid to each of our NEO’s that is in excess of $500,000 (as opposed to the $1 million limit previously applicable). Furthermore, performance-based compensation and commissions which were previously excluded from this ceiling is now included in the calculation of the $500,000 threshold.

We believe that all of the compensation paid to our executive officers in 2010, except for that paid to our Chairman, qualified for a tax deduction in computing our taxable income. With respect to our Chairman, the portion of his contractual compensation in excess of $500,000 did not qualify for a deduction and the company’s provision for income tax expense has been computed accordingly. The deductibility limit under the Capital Purchase Program has increased the overall after tax cost of our executive compensation with respect to our Chairman, and we will potentially be subject to the executive compensation restrictions described above for an extended period.

Effects of Legislation and Regulation on Our Executive Compensation. In October 2008, the U.S. Department of Treasury created a program under the Emergency Economic Stabilization Act of 2008 (“EESA”), whereby the Treasury made preferred stock investments in participating financial institutions (the “Capital Purchase Program” or “CPP”). The program was designed to attract broad participation by healthy institutions to stabilize the financial system and increase lending for the benefit of the U.S. economy. As described in note 11 to our consolidated financial statements included in our 2010 Annual Report on Form 10-K, we applied for and in December 2008 were selected to participate in the CPP. We sold our preferred stock and a common stock purchase warrant to the U.S. Treasury for a total capital investment of $25 million from the Treasury.

As a result of this transaction, we became and continue to be for as long as Treasury holds any of our securities subject to certain executive compensation requirements under EESA, Treasury Department regulations and the contract pursuant to which we sold our preferred stock. Those requirements apply to what the Treasury refers to as our Senior Executive Officers (SEOs).

In February 2009, the American Reinvestment and Recovery Act of 2009 (“ARRA”) was enacted and amended EESA. ARRA continued all the same compensation and governance restrictions in EESA and added substantially to the restrictions in several areas and created more regulations.

We believe we have fully complied with the requirements of EESA. Those requirements are as follows:

•

Prohibition on Certain Types of Compensation. EESA prohibits us from providing incentive compensation arrangements that encourage our SEOs to take unnecessary and excessive risks that threaten the value of our financial institution. It also prohibits us from implementing any compensation plan that would encourage manipulation of our reported earnings in order to enhance the compensation of any of our employees.

•

Risk Review. EESA requires our Compensation Committee to meet with our senior officers at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk to us posed by such plans. The review is intended to better inform the Committee of the risks posed by the plans and ways to limit such risks. The Committee has performed this review and its conclusions are included in its report which appears at the end of this section. Specifically, the Committee’s report includes its certifications that our compensation plans do not encourage our SEOs to take unnecessary and excessive risks that threaten the value of our company, and that the plans do not encourage manipulation of our reported earnings in order to enhance the compensation of any of our employees.

•

Bonus Prohibition. EESA prohibits the payment or accrual of any “bonus, retention award, or incentive compensation” to our five SEOs. The prohibition includes several limited exceptions, including payments under enforceable agreements that were in existence as of February 11, 2009 and limited amounts of “long-term restricted stock” as discussed below. We have performed a review of our compensation arrangements and have complied with all requirements of EESA for 2010.

•

Limited Amount of Long Term Restricted Stock Excluded from Bonus Prohibition. EESA permits us to pay a limited amount of “long-term” restricted stock. The amount is limited to one-third of the total annual compensation of the employee. EESA requires such stock to have a minimum 2-year vesting requirement and to not “fully vest” until we have repaid all CPP-related obligations.

•

Golden Parachutes. EESA prohibits any severance payment to a senior executive officer or any of the next five most highly-compensated employees upon termination of employment for any reason. EESA provides an exception for amounts that were earned or accrued prior to termination, such as normal retirement benefits.

•

Clawback. EESA requires us to recover any bonus or other incentive payment paid to a senior executive officer on the basis of materially inaccurate financial or other performance criteria. This requirement applies to the five NEOs and the next 20 most highly compensated employees. We have instituted such a policy.

•

Limit on Tax Deduction. We contractually agreed to abide by a provision of EESA and Treasury Department regulations which limits our tax deduction for compensation paid to any SEO to $500,000 annually. This provision amended the Internal Revenue Code by adding a new Section 162(m)(5), which imposes a $500,000 deduction limit. In addition, prior to the amendment, certain performance based compensation paid under shareholder approved plans did not count toward such deduction limit. EESA and Section 162(m)(5) eliminate that exclusion. We discuss the effect of this provision in greater detail under the heading “Tax Considerations.”

•

Shareholder “Say-on-Pay” Vote Required. EESA requires us to include annually a non-binding shareholder vote to approve the compensation of executives as disclosed in this proxy statement. We have included such a say-on-pay proposal in this proxy statement.

•

Policy on Luxury Expenditures. EESA required us and we have implemented a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services. Such policy has been filed with the Treasury.

•

Reporting and Certification. EESA requires our CEO and CFO to provide a written certification of compliance with the executive compensation restrictions in EESA in our annual report. These certifications have been included in our 2010 Annual Report on Form 10-K as Exhibits 99.1 and 99.2, respectively. EESA also requires certain disclosures and certifications by the Compensation Committee, which it makes in its report which is provided at the end of this section.

On June 21, 2010, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Office of Thrift Supervision and the Federal Deposit Insurance Corporation jointly issued comprehensive final guidance designed to ensure that incentive compensation policies do not undermine the safety and soundness of banking organizations by encouraging employees to take imprudent risks. The Guidance finalizes the proposal issued by the Federal Reserve in October 2009.

The guidance includes three principles: 1) incentive compensation arrangements should balance risk and financial results in a manner that does not provide employees incentives to take excessive risks on behalf of the banking organization; 2) a banking organization’s risk-management processes and internal controls should reinforce and support the development and maintenance of balanced incentive compensation arrangements; and 3) banking organizations should have strong and effective corporate governance to help ensure sound compensation practices. The guidance applies to us under the Federal Reserve’s power to regulate the safety and soundness of all financial institutions. Much of this guidance is very similar to our requirements under EESA and we believe we are in compliance with such guidance.

Summary. The Compensation Committee reviewed all of the components of our executive officers’ compensation for 2010, including the compensation of our Chairman. The review considered the fact that we and the entire financial services industry continued to face unprecedented challenges in 2010. The Committee believes that our executive management team continued to demonstrate exceptional management skills and a dedicated work ethic while dealing with the negative effects on our business of a weak economy, high unemployment rates, increased vacancy rates and lower commercial real estate values. These factors demanded more time from our management in addition to their normal everyday responsibilities. In addition, we successfully undertook steps to expedite the resolution of our problem assets and raise additional common equity. The Committee noted our progress and success in achieving strategic objectives, in particular with regard to capital and liquidity management, expense control and credit risk management. We believe that the aggregate compensation paid to each of our executive officers is reasonable and not excessive. We also believe that the compensation paid to all of our executive officers has been consistent with our overall objectives and has enabled us to retain and motivate our management team to date. We believe that the compensation restrictions discussed above have made and will continue to make it more difficult to recruit and retain executives for all financial institutions who are subject to the compensation restrictions.

Report of the Compensation Committee of the Board of Directors

In accordance with its written charter, the Compensation Committee evaluated the performance of and determined the compensation for our Chief Executive Officer and approved the compensation structure for senior management. The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

The Compensation Committee certifies that it has reviewed with management our senior executive officer incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of our company. The Compensation Committee performs this review at least every six months.

Because base salaries constitute the most significant percentage of our executives’ total compensation, the Committee concluded that this tends to discourage unnecessary risk taking by executive officers. In addition, annual cash bonuses when permitted to be paid are determined after the end of the year at the discretion of the Committee and the Committee can reduce or eliminate such awards if it determines that any executive has caused the company to incur excess risks. Equity incentives awarded to our executives, if any, do not in the view of the Committee encourage unnecessary risk because they are designed to focus the executives’ attention on the long-term interests of our Company. The Compensation Committee concluded that the overall compensation paid to our senior executives does not encourage unnecessary or excessive risk taking by those executives.

Compensation Committee: Wesley T. Wood (Chairman), Michael A. Callen, Paul R. DeRosa

Proposal Two: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS.

As discussed earlier under the section “Executive Compensation”, we are providing you the opportunity, as a stockholder, the right to vote for or against the following resolution:

“RESOLVED, that our stockholders approve the compensation of our executives as described in the Compensation Discussion and Analysis and the tabular disclosures regarding Named Executive Officers (together with accompanying narrative disclosures) in this proxy statement.”

Because the vote is advisory, it will not be binding upon our Board and may not be construed as overruling any decision made by the Board. However, the Compensation Committee of the Board of Directors may, in its sole discretion, take into account the outcome of the vote when considering future compensation arrangements.

We believe that our compensation policies and procedures are aligned with the long-term interests of our stockholders. These policies and procedures are described under the section “Executive Compensation” and the related disclosures regarding executive compensation in this proxy statement. The Compensation Committee, composed entirely of independent directors, in consultation with consultants from time to time, oversees our compensation programs and monitors policies to ensure that those policies are appropriate.

The proposal to approve the advisory (non-binding) vote on executive compensation requires the affirmative vote of a majority of the votes cast at the meeting.

Our Board of Directors unanimously recommends a vote “FOR” the approval of our Executive Compensation.

In January 2011, the SEC adopted amendments to the Exchange Act and the related regulations that require most public companies to conduct a shareholder advisory vote on executive compensation and separate shareholder vote to determine how often a company will conduct such shareholder advisory votes (so-called “say-on-frequency”). Under the amendments, companies like us that still have outstanding obligations under TARP and therefore must already hold an annual shareholder advisory vote on executive compensation are not required to conduct a say-on-frequency vote until they are no longer subject to the Emergency Economic Stabilization Act of 2008 as a TARP recipient.

EXECUTIVE COMPENSATION SUMMARY TABLE

The following table sets forth information concerning all compensation awarded to, earned by or paid to our principal executive and financial officers and our three other most highly compensated executive officers, collectively referred to as “named executive officers” in this proxy statement, for all services rendered in all capacities to us and our subsidiaries during each of the past three fiscal years.

Name Principal Position	Year	(1) Salary	Bonus	(2) Stock Awards	(2) Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	(3) All Other Compensation	Total

Lowell S. Dansker, Chairman and Chief Executive Officer	2010	$989,860	—	$235,000	—	—	—	$114,800	$1,339,660
	2009	$937,073	—	—	—	—	—	$104,725	$1,041,798
	2008	$893,201	—	—	$30,318	—	—	$ 96,650	$1,020,169

John J. Arvonio, Chief Financial Officer and Accounting Officer	2010	$241,120	—	$23,500	—	—	—	$ 9,645	$274,265
	2009	$231,000	—	—	—	—	—	$ 6,930	$237,930
	2008	$219,635	$10,000	—	$9,291	—	—	$ 6,889	$245,815

Keith A. Olsen, President - Intervest National Bank	2010	$381,634	—	$117,500	—	—	—	$ 9,800	$508,934
	2009	$363,461	—	—	—	—	—	$ 7,350	$370,811
	2008	$346,596	$15,000	—	$19,560	—	—	$ 6,900	$388,056

Stephen A. Helman, Vice President and Secretary	2010	$257,740	—	$58,750	—	—	—	$ 9,800	$326,290
	2009	$245,000	—	—	—	—	—	$ 7,350	$252,350
	2008	$237,000	$10,000		$17,555	—	—	$ 6,900	$271,455

John H. Hoffmann, Vice President - Intervest National Bank	2010	$143,721	—	$11,750	—	—	—	$ 5,727	$161,198
	2009	$139,000	—	—	—	—	—	$ 4,170	$143,170
	2008	$134,000	$7,500	—	$7,335	—	—	$ 4,245	$153,080

(1)	This column includes the following items that have been earned from or paid in cash by us and our subsidiaries: base salary, vacation pay and expense allowance.
(2)	Stock and option awards were made pursuant to our stockholder approved 2006 Long-Term Incentive Plan. A restricted stock award was made to certain employees and all directors on December 9, 2010. The above named executive officers received restricted Class A common stock as follows: Mr. Dansker: 100,000 shares; Mr. Arvonio: 10,000 shares; Mr. Olsen: 50,000 shares; Mr. Helman: 25,000 shares; and Mr. Hoffmann: 5,000 shares. No restricted stock awards were made in 2009 and 2008. The awards vest fully on December 9, 2013, provided that the officer provides substantial services and remains in continuous employment with us. The shares vest earlier under certain conditions. For purposes of the Compensation Table above, the total value of the stock awards presented is calculated by multiplying the number of shares awarded by $2.35, reflecting the closing price of the Class A common stock on the grant date.

Options were awarded to all employees and directors on December 11, 2008. The above named executive officers received options to acquire shares of our Class A common stock at an exercise price of $7.50 per share in 2008 as follows: Mr. Dansker: 18,600 options (which includes 6,600 options awarded for his service as a director); Mr. Arvonio: 5,700 options; Mr. Olsen: 12,000 options; Mr. Helman: 10,770 options (which includes 6,300 options awarded for his service as a director); and Mr. Hoffmann: 4,500 options. No options were awarded in 2010 or 2009 to the aforementioned officers. The options are 100% vested and exercisable and they expire upon the earlier of 10 years following the date of grant or one year following the date the executive ceases to be our employee by reason of disability or death or ninety days if such termination is for a reason other than by death or disability. For purposes of the Compensation Table above, the total value of the option awards presented is calculated by multiplying the number of options awarded by the estimated fair value of each option (which was estimated to be $1.63 as calculated pursuant to the Black-Scholes option valuation formula). The assumptions utilized in the calculation are set forth in note 14 to the consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(3)	Includes director and committee fees that have been paid in cash by us and our subsidiaries to Mr. Dansker as follows: $105,000 in 2010, $97,375 in 2009 and $89,750 in 2008. No other named executive officer was eligible for director and committee fees. The remaining amounts in this column represent matching contributions made by us to our 401(k) plan.

STOCK OPTION EXCERCISES, GRANTS AND OUTSTANDING EQUITY AWARDS

Exercises. No options were exercised in 2010 by any of the officers named in the Executive Compensation Summary Table.

Grants. A restricted Class A common stock award was made on December 9, 2010 to the officers named in the Executive Compensation Summary Table as follows: Mr. Dansker: 100,000 shares; Mr. Arvonio: 10,000 shares; Mr. Olsen: 50,000 shares; Mr. Helman: 25,000 shares; and Mr. Hoffmann: 5,000 shares. The awards vest fully on December 9, 2013, provided that the officer provides substantial services and remains in continuous employment with us. The shares vest earlier under certain conditions. No options were granted in 2010 to any of the officers named in the Executive Compensation Summary Table.

Outstanding Equity Awards at Year-End.

The following table provides a summary of option awards outstanding at December 31, 2010 for the officers named in the Executive Compensation Summary Table.

Name	Option Grant Date	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
		Exercisable	Unexcercisable
Lowell S. Dansker	Dec 13, 2007	18,600	—	—	$17.10	Dec 13, 2017
	Dec 11, 2008	18,600	—	—	$7.50	Dec 11, 2018

John J. Arvonio	Dec 13, 2007	5,670	—	—	$17.10	Dec 13, 2017
	Dec 11, 2008	5,700	—	—	$7.50	Dec 11, 2018

Keith A. Olsen	Dec 13, 2007	12,000	—	—	$17.10	Dec 13, 2017
	Dec 11, 2008	12,000	—	—	$7.50	Dec 11, 2018

Stephen A. Helman	Dec 13, 2007	10,770	—	—	$17.10	Dec 13, 2017
	Dec 11, 2008	10,770	—	—	$7.50	Dec 11, 2018

John H. Hoffmann	Dec 13, 2007	4,500	—	—	$17.10	Dec 13, 2017
	Dec 11, 2008	4,500	—	—	$7.50	Dec 11, 2018

The following table provides a summary of stock awards outstanding at December 31, 2010 for the officers named in the Executive Compensation Summary Table.

Name	Stock Grant Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
Lowell S. Dansker	Dec 9, 2010	100,000	$293,000
John J. Arvonio	Dec 9, 2010	10,000	$29,300
Keith A. Olsen	Dec 9, 2010	50,000	$146,500
Stephen A. Helman	Dec 9, 2010	25,000	$73,250
John H. Hoffmann	Dec 9, 2010	5,000	$14,650

(1)	The restricted stock award will vest on December 9, 2013, the third anniversary of the date of grant.
(2)	Market value was calculated by multiplying the closing market price of our Class A common stock on December 31, 2010 of $2.93 by the number of shares of stock.

EMPLOYMENT AGREEMENTS

We have a ten-year employment and supplemental benefits agreement with Mr. Lowell S. Dansker, our Chairman, that expires on June 30, 2014 unless terminated earlier upon thirty days’ prior notice by Mr. Dansker. Pursuant to the agreement, his annual base salary as of July 1, 2010, is $946,858 and is subject to annual increases effective July 1st of each year of the term of the agreement based on various criteria, but no less than six percent per year. In addition to his base salary, Mr. Dansker is entitled to receive such bonuses or incentive compensation as may, from time to time, be awarded by our Board of Directors so long as such awards or payments are not prohibited by reason of our participation in the U.S. Treasury Capital Purchase Program. He is also entitled to participate in our employee benefit programs to the extent he is eligible to participate and to five weeks paid vacation. Mr. Dansker also earns fees for attending our board and committee meetings.

Mr. Dansker’s employment agreement also entitles him to an expense account, currently amounting to $977 per month, which increases annually each July 1st in the same proportion as the increase in his base salary for such year. We have agreed that such amount is a reasonable estimation of normal recurring expenses (other than travel expenses) likely to be incurred by Mr. Dansker in performing his duties for us and he is not required to account for those expenses. He is also entitled to an unlimited use of a car at our expense, reimbursement of travel expenses incurred by him in the performance of duties for us or our subsidiaries or affiliated entities, including travel in connection with attendance at conventions, trade associations and similar meetings. Mr. Dansker’s employment agreement also requires that we provide him with an office at our offices in New York City, which he can use in connection with his duties as our Chairman and for any other purposes as he may determine at no cost to him. Upon the expiration of the agreement, we are obligated to continue to provide Mr. Dansker with an office for a period of two years at our cost. If we cease to maintain our offices in Midtown Manhattan, City of New York, then Mr. Dansker will be entitled to an amount from us, as reasonably determined by him, reflecting the cost of an office and secretarial services in New York City. Mr. Dansker will also be entitled to an unlimited use of a car for a period of two years at our expense.

Mr. Dansker’s employment agreement also contains certain other provisions, including disability and death benefits and indemnification. In the event of Mr. Dansker’s disability, as defined in the agreement, or death, we will pay to Mr. Dansker’s wife or his estate, as applicable, a specified amount over a period equal to the greater of (i) three years, and (ii) the number of months remaining in the stated term of the agreement. The specified amount is equal to a percentage, 50% in the case of disability and 25% in the case of death, of Mr. Dansker’s monthly base salary had the agreement continued in force and effect. This amount (or the balance of any remaining amount if monthly payments have previously commenced due to disability) will, in the case of death, be paid to Mr. Dansker’s estate in a lump sum and will, for these purposes, be calculated on the basis of annual base salary increases at the rate of six percent. Subject to certain exceptions, we have agreed to indemnify Mr. Dansker to the fullest extent permitted by law against all losses, claims, damages or liabilities, including legal fees, disbursements, and any other expenses incurred in investigating or defending against any such loss, claim, damage or liability.

Intervest National Bank has employment agreements with Mr. Olsen, Mr. Arvonio, Mr. Helman and Mr. Hoffmann that expire on December 31, 2011. The employment agreements are renewable from year to year upon mutual written consent between the executive and our subsidiary and have annual base salaries, effective January 1, 2011, as follows: Mr. Olsen, $367,500; Mr. Arvonio, $234,000; Mr. Helman, $254,800; and Mr. Hoffmann, $143,170. Mr. Arvonio also serves as our Chief Financial and Accounting Officer. The employment agreements provide for reimbursement of expenses incurred in the performance of the executive’s duties, medical and life insurance benefits, and such other incentive compensation or benefits as may from time to time be awarded by the Board of Directors so long as such awards or payments are not prohibited by reason of our participation in the U.S. Treasury Capital Purchase Program.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have written procedures for reviewing transactions between us or our subsidiary and our directors, executive officers, their immediate family members and entities with which they have a position or relationship. These procedures require Audit Committee approval of such transactions and are intended to determine whether any such transaction impairs the independence of a director or presents a conflict of interest. The guidelines require that such transactions be on terms comparable to those that could be obtained in an arms’ length dealing with an unrelated party.

Intervest National Bank has in the past and may in the future enter into various loan and other banking transactions in the ordinary course of business with our directors and executive officers (or associates of such persons). All such transactions: (i) are made in the ordinary course of business, (ii) are made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with unrelated persons, and (iii) do not involve more than the normal risk of collectability or present other unfavorable features. There were no loans outstanding or made to any of our directors or executive officers during the year ended December 31, 2010.

Our directors and entities affiliated with certain of our directors have in the past and may in the future participate in mortgage loans originated by our subsidiary or us. Such participations are on substantially the same terms as would apply for comparable transactions with other persons and the interest of the participants in the collateral securing those loans is pari passu with such subsidiary. There were no such transactions outstanding or made during the year ended December 31, 2010.

Intervest National Bank has deposit accounts aggregating to $1.6 million at December 31, 2010 from our directors, executive officers and members of their immediate families and related business interests, which are on the same terms as those made available to non-affiliates.

Mr. Thomas E. Willett, a director, is a partner of Harris Beach PLLC, a law firm that provides legal services to us and our subsidiary. The total fees paid to Harris Beach in 2010 were $256,000, which was less than 5% of that firm’s gross revenues for that firm’s last full fiscal year.

Mr. Wesley T. Wood, a director, is a member of Marketing Capital Corporation, a marketing firm that provides marketing services to us. The total fees paid to Marketing Capital Corporation in 2010 was $18,000.

Mr. Wayne F. Holly, a director, is the Chairman and President of Sage Rutty & Company, Inc. (“Sage Rutty”), a broker/dealer. Intervest National Bank periodically uses Sage Rutty’s services to purchase investment securities for its portfolio. Intervest National Bank paid commissions of $1,000 in 2010 to Sage Rutty in connection with the purchase of investment securities.

Mrs. Barbara Dansker, spouse of our Chairman, in her capacity as an employee of Marcus & Millichap, a leading real estate broker, has and continues to act as a selling broker on behalf of Intervest National Bank in connection with proposed sales of loans owned by the Bank and properties which the Bank owns through foreclosure proceedings. There were no commissions paid in 2010 to Marcus & Millichap in connection with those activities.

From time to time, certain relatives of our executive officers and directors may perform clerical or similar services for us or our subsidiaries on a part-time basis. The aggregate compensation paid to such individuals has never been material.

Except for the transactions described above and outside of normal customer relationships, none of our directors, officers or principal stockholders and no corporations or firms for which such persons or entities are associated, currently maintain or has maintained since the beginning of the last fiscal year, any significant business or personal relationship with us or our subsidiaries other than such as arises by virtue of such position with us or ownership interest in us.

Proposal Three: TO APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

Description of Proposal. The Board has unanimously authorized, and recommends for approval by our stockholders, an amendment to our Certificate of Incorporation that would, if approved by our stockholders and filed with the Secretary of State of the State of Delaware, (1) eliminate provisions relating to the Class B common stock and our dual class common stock structure, and (2) rename the Class A common stock as “common stock.”

The text of the proposed amendment and restatement of our Certificate of Incorporation is included as Appendix A to this proxy statement. The following discussion is qualified in its entirety by the full text of the proposed amendment and restatement.

Background on Dual Class Structure. We currently have two classes of common stock authorized for issuance. The powers, privileges, preferences and relative rights are identical in all respects, except for voting rights in the election of directors. The holders of Class B common stock are entitled to vote for the election of two-thirds of our directors and holders of Class A common stock are entitled to vote for the election of our remaining directors. The shares of Class B common stock are convertible, on a share for share basis, into shares of Class A common stock. This dual class structure was established at the time of the original incorporation of the Company and the Company issued Class B common stock to the owners of the Company at the time of its formation.

Reasons for the Amendment. In connection with our public offering of shares of Class A common stock last year, the then holders of all of the issued and outstanding shares of our Class B common stock agreed to convert all of their shares of Class B common stock into Class A common stock and that conversion took place upon the closing of the public offering in October 2010. Pursuant to the terms of the Underwriting Agreement for that public offering, between us and Sandler & O’Neill Partners, L.P., we agreed to no longer issue shares of Class B common stock and to propose and recommend to our stockholders that our Certificate of Incorporation be amended to eliminate all references to Class B common stock and to rename our Class A common stock as “common stock.” We also agreed that if we fail to obtain such stockholder approval at the 2011 annual meeting, we shall continue to seek such approval at each subsequent annual or special meeting of our stockholders thereafter until such approval has been obtained.

As a result of the conversions noted above, there are no longer any shares of Class B common stock issued and outstanding and we have no plans to issue any of the authorized shares of Class B common stock. As a result, the continuing authorization of shares of Class B common stock is unnecessary and we believe it may be confusing to the capital markets and undesirable from a corporate governance perspective. Accordingly, our Board has approved for submission to our stockholders, and recommends that the stockholders approve, an amendment to our Certificate of Incorporation that will remove all references to Class B common stock and will rename our remaining class of common equity - our Class A common stock - as “common stock.”

Our Board believes that the collapse of the dual class structure into a single class of common stock is in the best interests of our Company and the holders of Class A common stock. Additionally, our Board believes that the amendment to rename the Class A common stock as “common stock” will help to eliminate any mistaken belief on the part of the investing public and/or others who report on or follow our publicly-traded equity securities that we may have outstanding another class of common equity.

The proposed amendments do not make any substantive changes to our Certificate of Incorporation, (except to reflect the elimination of the Class B common stock and the re-designation of the Class A common stock as “common stock”), and adoption of this proposal will have no effect on the future operations of our Company or on the substantive rights of holders of Class A common stock, except for the elimination of the different voting powers of the classes as discussed above.

If the proposal is approved, the amendment will be effective upon the filing of the restated Certificate of Incorporation with the Secretary of State of the State of Delaware. Upon such effectiveness, stock certificates representing currently outstanding Class A common stock will automatically represent an equal number of shares of common stock and it will not be necessary for record holders to exchange their existing certificates.

Approval of the proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock.

The Board of Directors unanimously recommends that stockholders vote “FOR” the amendment and restatement of the Certificate of Incorporation to eliminate references to the Class B common stock and to rename the Class A common stock as “common stock.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and written representations by the persons required to file these reports, all filing requirements of Section 16(a) were satisfied for 2010.

Proposal Four: TO APPROVE AN AMENDMENT TO THE 2006 LONG TERM INCENTIVE PLAN

At the annual meeting of stockholders held in 2006, the stockholders of the Company adopted the 2006 Long Term Incentive Plan (the “Plan”), pursuant to which 750,000 shares of Class A common stock were reserved for issuance under the Plan, of which only 77,160 shares remained available for the future grants as of March 31, 2011. On March 24, 2011, the Board of Directors approved, subject to stockholder approval, an amendment to the Plan to increase the number of shares of stock authorized for issuance under the Plan by 750,000. The additional shares will be shares of common stock, if the proposed amendment and restatement of our Certificate of Incorporation is approved, or shares of Class A common stock, if that amendment and restatement is not approved.

The reason for the increase is to ensure that sufficient shares of our common stock are available for grants under the Plan to attract, retain and motivate our employees, officers and non-employee directors. Based on the closing price of our Class A common stock on March 24, 2011, the fair market value of the 750,000 additional shares to be added to the Plan is $1,920,000.

The Board of Directors believes that the Plan is an important component of our compensation programs and that the Company’s ability to attract, retain and motivate top quality employees is material to its success. The Company can better achieve these objectives with grants made under the Plan. In addition, the Board of Directors believes that the interests of the Company and its stockholders are advanced by affording our employees, officers and directors the opportunity to acquire or increase their proprietary interests in the Company. The following is a summary of certain significant features of the Plan.

The Plan provides for stock-based award or other awards that offer the Company’s officers, employees and directors the possibility of future value, depending on the long-term price appreciation of the Company’s common stock and the award holder’s continuing service with the Company. The forms of awards permitted under the Plan include stock options, stock appreciation rights, restricted stock or cash awards.

Stock options give the option holder the right to acquire from the Company a designated number of shares of common stock at a purchase price that is fixed upon the grant of the option. The exercise price will be not less than the market price of the common stock on the date of grant. Stock options granted under the Plan may be either tax-qualified stock options (so-called “incentive stock options”) or non-qualified stock options.

Stock appreciation rights (“SARs”), which may be granted in tandem with options, have an economic value similar to that of options. When a SAR for a particular number of shares is exercised, the holder receives a payment equal to the difference between the market price of the shares on the date of exercise and the exercise price of the shares under the SAR. Again, the exercise price for SARs normally is the market price of the shares on the date the SAR is granted. Under the Plan, holders of SARs may receive this payment – the appreciation value – either in cash or shares of common stock valued at the fair market value on the date of exercise, as determined by the Company.

Restricted shares are shares of common stock awarded to participants at no cost. Restricted shares are forfeitable and non-transferable until the shares vest. The vesting date or dates or the conditions for vesting are established when the shares are awarded.

The Plan also permits cash awards, which is the right to receive a payment, which may be in the form of cash, shares of common stock, or a combination, based on the attainment of pre-established goals.

As is discussed elsewhere in this proxy statement, as a result of its participation in the Capital Purchase Program of the U.S. Department of the Treasury, the Company is subject to certain compensation limitations. Among other things, it is prohibited from providing bonus or long-term incentive compensation to its five most highly compensated officers, except for certain amounts of restricted stock. As a result, and for so long as the Company’s preferred stock issued to the U.S. Department of the Treasury remains outstanding, the only awards that may be made to the five most highly compensated officers of the Company are grants of long-term restricted stock. The amount is limited to one third of the total annual compensation of the employee, the grant must have a minimum two-year vesting requirement and must prohibit transfers until the preferred stock noted above has been redeemed.

All of the permissible types of awards are described in more detail below.

Purposes of Plan: The purposes of the Plan are to: attract and retain officers, employees and directors for the Company and its subsidiary; motivate them by means of appropriate incentives to achieve long-range goals; provide incentive compensation opportunities; and further identify their interests with those of the Company’s stockholders through compensation that is based on the Company’s common stock.

Eligible Recipients: Persons eligible to receive awards under the Plan will be those officers, employees and directors of the Company and its subsidiary who are selected by the Company’s Board of Directors or the Committee of the Board administering the Plan. No individuals have an absolute right to participate in the Plan, nor is it possible to estimate the type or amount of awards that may be granted in the future to eligible individuals or to eligible persons as a group.

Administration of the Plan: Administration of the Plan is entrusted to the Compensation Committee of the Board of Directors (the “Committee”). Among other things, the Committee has the authority to select persons who will receive awards, determine the types of awards and the number of shares to be covered by awards, and to establish the terms, conditions, performance criteria, restrictions and other provisions of awards. The Committee has authority to establish, amend and rescind rules and regulations relating to the Plan.

Shares Available Under the Plan: The maximum number of shares of common stock that may be delivered to participants under the Plan is 750,000, subject to adjustment for certain corporate changes affecting the shares, such as stock splits. If approved, the amendment to the Plan would add an additional 750,000 shares of common stock to the Plan, again subject to adjustment for certain corporate changes affecting the shares. Shares subject to an award under the Plan that are forfeited, expired or settled for cash again become available for grants under the Plan. The maximum number of shares that may be covered by awards to any single individual in any year is 200,000 and the maximum cash payment that can be made to any individual for any single or combined performance goals for any performance period is $1,000,000.

Stock Options:

General. Subject to the provisions of the Plan, the Committee has the authority to determine all grants of stock options under the Plan. That determination will include: (i) the number of shares subject to any option; (ii) the exercise price per share; (iii) the expiration date of the option; (iv) the manner, time and date of permitted exercise; (v) other restrictions, if any, on the option or the shares underlying the option; and (vi) any other terms and conditions as the Committee may determine.

Option Price. The exercise price for stock options awarded under the Plan will be determined at the time of grant. Normally, the exercise price will not be less than the fair market value on the date of grant. As a matter of tax law, the exercise price for any incentive stock option awarded under the Plan may not be less than the fair market value of the shares on the date of grant. However, incentive stock option grants to any person owning 10% or more of the Company’s voting stock must be at an exercise price not less than 110% of the fair market value on the grant date.

Exercise of Options. Any option granted under the Plan may be exercised only in accordance with the terms and conditions for such option established by the Committee at the time of the grant. The option may be exercised by notice to the Company, accompanied by payment of the exercise price. Payments may be made in cash or, at the option of the Committee, by delivery of shares of common stock owned by the holder, in which case shares of common stock delivered in payment of the exercise price will be valued at such shares fair market value on the date of exercise.

Expiration or Termination. Options, if not previously exercised, will expire on the expiration date established by the Committee at the time of grant. In the case of incentive stock options, such term cannot exceed ten years provided that in the case of holders of 10% of the Company’s voting stock, such term cannot exceed five years. Options will terminate before their expiration date if the holder’s service with the Company or a subsidiary terminates before the expiration date. The option may remain exercisable for specified periods after certain terminations of employment, including terminations as a result of death, disability or retirement, with the precise period during which the option may be exercised to be established by the Committee and reflected in the grant evidencing the award.

Incentive and Non-Qualified Options. The Plan provides for the grant of either incentive stock options or non-qualified stock options. As is described elsewhere in this summary, an incentive stock option is an option that is intended to qualify under certain provisions of the Internal Revenue Code (the “Code”) for more favorable tax treatment than applies to non-qualified stock options. Any option that does not qualify as an incentive stock option will be a non-qualified stock option. Under the Code, certain restrictions apply to incentive stock options. For example, the exercise price for incentive stock options may not be less than the fair market value of the shares on the grant date and the term of the option may not exceed ten years. In addition, an incentive stock option may not be transferred, other than by will or the laws of descent and distribution, and is exercisable during the holder’s lifetime only by the holder. In addition, no incentive stock options may be granted to a holder that is first exercisable in a single year if that option, together with all incentive stock options previously granted to the holder that also first become exercisable in that year, relate to shares having an aggregate market value in excess of $100,000, measured at the grant date.

Stock Appreciation Rights: Under the Plan, the Committee has authority to grant stock appreciation rights or “SARs.” These awards may be granted in tandem with stock options. SARs provide the holder with the right, upon exercise, to receive a payment, in cash or shares of stock, having a value equal to the excess of the fair market value on the exercise date of the shares covered by the exercise of the SAR over the exercise price of those shares. Essentially, a holder of a SAR benefits when the market price of the common stock increases, to the same extent that the holder of an option does, but, unlike an option holder, the SAR holder need not pay an exercise price upon exercise of the award. To date, the Company has not granted any SARs.

Other Awards: The Plan also authorizes the Committee to make other awards, including Stock Awards and Cash Awards. A Stock Award is a grant of shares of common stock or of a right to receive shares in the future.

These awards will be subject to such conditions, restrictions and contingencies as the Committee shall determine at the date of grant. Those may include requirements for continuous service and/or the achievement of specified performance goals. A Cash Award is an award that may be in the form of cash or shares of common stock or a combination, based on the attainment of pre-established performance goals and other conditions, restrictions and contingencies identified by the Committee. As is discussed elsewhere in this proxy statement, the Company has made awards of restricted stock pursuant to the terms of the Plan.

Other Material Provisions: Each award made under the Plan will be evidenced by a written agreement, in such form as may be approved by the Committee.

The Plan provides that, in the event of various changes to the capitalization of the Company, such as stock splits, stock dividends and similar re-capitalizations, an appropriate adjustment will be made by the Committee to the number of shares covered by an award or to the exercise price of such award. The Plan also permits the Committee to include in any agreement evidencing an award, provisions that provide for certain changes in the award in the event of a change of control transaction affecting the Company, including an acceleration of vesting.

Except as otherwise determined by the Committee at the date of grant, awards under the Plan will not be transferable, other than by will or the laws of descent and distribution. Prior to any distribution under the Plan, the Company is permitted to deduct or withhold an amount sufficient to satisfy any federal, state or local tax withholding requirements.

The Board has the authority, at any time, to discontinue the granting of awards under the Plan. The Board also has the authority to alter or amend the Plan or any outstanding award or may terminate the Plan as to further grants, provided that no amendment will, without the approval of the Company’s stockholders, to the extent that such approval is required by law or the rules of an applicable exchange, increase the number of shares available under the Plan, change the persons eligible for awards under the Plan, extend the time within which awards may be made, or amend the provisions of the Plan related to amendments. No amendment that would adversely affect any outstanding award made under the Plan can be made without the consent of the holder of such award.

Federal Income Tax Consequences: The following discussion summarizes certain federal income tax considerations of awards under the Plan and is based on current laws, regulations and interpretations, all of which are subject to change. It does not purport to be complete and does not describe the state, local or foreign tax considerations or the consequences for any particular individual.

Stock Options. In general, the grant of a stock option will not be a taxable event to the recipient and will not result in a tax deduction to the Company. The tax consequences resulting from an exercise of a stock option and the subsequent disposition of the shares acquired upon the exercise depends, in part, on whether the option is an incentive stock option or a non-qualified stock option. Upon the exercise of a non-qualified stock option, the holder will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares received upon exercise over the exercise price (the “spread”). The Company will be able to claim a tax deduction for this spread, provided it satisfies federal income tax withholding requirements and is not otherwise precluded from taking a deduction because of Section 162(m) deduction limitations described below. Any gain or loss upon the subsequent sale or exchange of the shares by the holder will be capital gain or loss, long term or short term, depending upon the holding period for the shares.

Upon the exercise of an incentive stock option, a holder will generally not recognize taxable income at the time of exercise and no tax deduction will be available to the Company, provided the option is exercised when the holder is an employee of the Company or, in certain circumstances, within a limited time thereafter. The difference between the exercise price and the fair market value of the shares on the date of exercise is treated by the holder as an item of adjustment for purposes of the alternative minimum tax.

If the shares acquired upon an exercise of an incentive stock option are subsequently sold by the holder and such sale takes place after the statutory “holding period” (which is the later of two years from the date of grant or one year after the date of exercise), the gain or loss realized will be the difference between the sales price and the exercise price and will be treated as a long term capital gain or loss. If the sale takes place prior to expiration of the holding period, the holder of the shares will recognize ordinary income at the time of sale equal to the spread and the Company will be entitled to a tax deduction in equal amount. The remaining gain to the holder, if any, will be capital gain, either long term or short term.

Stock Appreciation Rights. No taxable income will be realized by a recipient in connection with the grant of a SAR. Generally, when the holder of a SAR exercises the SAR, the amount of cash or the fair market value of the shares received upon exercise will be ordinary compensation income to the holder and the Company will be entitled to a corresponding tax deduction, subject to Section 162(m).

Restricted Shares. An award of restricted shares, like the grant of an option, is not taxable to the recipient. The holder of restricted shares generally will recognize ordinary compensation income at the time the restrictions on the shares lapse, which is the vesting date thereof, based on the fair market value of the Company’s shares on that date. Subject to the Section 162(m) limitations, this amount is deductible for federal income tax purposes by the Company. Dividends paid with respect to restricted shares prior to vesting will be taxable as ordinary compensation income to the holder (not as “qualifying dividends”) and will be deductible by the Company. A holder of restricted shares may elect under Section 83(b) of the Code, in lieu of the treatment described above, to take immediate recognition of income at the time the shares are received. In that event, the holder will recognize ordinary compensation income equal to the fair market value of the shares at the date of grant, which amount will be deductible by the Company, and dividends subsequently paid to the holder with respect to the shares will be taxable to the holder as “qualifying dividends” and will not be deductible by the Company.

Other Awards. Cash awards are generally taxable as ordinary compensation income in the year of receipt and will be deductible as such by the Company. Restricted stock units, deferred cash awards and other types of deferred awards are subject to Section 409A of the Code regarding non-qualified deferred compensation plans. The Company intends to use reasonable efforts to design any such awards in a manner that avoids Section 409A or that complies with Section 409A.

Potential Limitation on Company Deductions. The Company will generally be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income recognized by a recipient and at the time the recipient realizes such income. Section 162(m) of the Code, however, denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that the compensation paid to any such covered employee exceeds $1,000,000. Our “covered employees” are the named executive officers identified in the Compensation Table included in this proxy statement. Section 162(m) was recently amended to prohibit institutions that have participated in the U.S. Treasury Department’s Capital Purchase Program from deducting compensation paid to “covered employees” in excess of $500,000 (as opposed to $1 million). Furthermore, performance-based compensation and commissions, which were previously excluded, is now included in the calculation of the ceiling.

Recognition of Compensation Expense. In accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” the Company is required to recognize compensation expense in its income statement for the grant-date fair value of stock options and other equity-based compensation issued to its employees and directors, the amount of which can only be determined at the time of grant.

The affirmative vote of a majority of the votes cast on the proposal to amend the Plan at a meeting at which a quorum is present, either in person or by proxy, is required for approval of the proposal.

Our Board of Directors unanimously recommends that you vote “FOR” approval of the amendment to the Plan.

INDEPENDENT PUBLIC ACCOUNTANTS

Proposal Five: APPOINTMENT OF AUDITORS.

The Audit Committee of our Board of Directors has appointed the firm of Hacker, Johnson & Smith P.A. (“Hacker Johnson”) as independent auditors for us and our subsidiaries for the year ending December 31, 2011. Such firm also served as independent auditors for us and our subsidiaries for the year ending December 31, 2010 and as long as we have been a public company.

In making its determination to appoint Hacker Johnson as independent auditors, the Audit Committee considered and determined that the provision of non-audit services as described below is compatible with maintaining Hacker Johnson’s independence to us. In fulfilling its oversight responsibility of reviewing the services performed by the independent auditors, the Audit Committee carefully reviewed the policies and procedures for the engagement of the independent auditors. The Audit Committee also discussed with the independent auditors the overall scope and plans for the audit, the results of its audit and total fees paid by us and our subsidiaries to them.

Hacker Johnson has advised us that neither the firm nor any of its associates has any relationship with us or our subsidiaries other than the usual relationship that exists between independent public accountants and clients. Representatives from Hacker Johnson are not expected to be present at the Annual Meeting. While we are not required to do so, we are submitting the selection of Hacker Johnson to serve as our independent auditor for the year ending December 31, 2011 for ratification in order to ascertain the views of our stockholders on this appointment. If this selection is not ratified, the Audit Committee will reconsider its appointment and make such determination as it believes to be in our and our stockholders’ best interest.

Our Board of Directors unanimously recommends that you vote “FOR” ratification of the appointment of Hacker Johnson to serve as our independent auditor for 2011.

Other Matters

The Audit Committee pre-approves all audit and permissible non-audit services to be provided by our independent auditors and the estimated fees for these services. Of the time expended by our independent auditors to furnish to us the services described below in 2010 and 2009, 100% of such time involved work performed by persons who were the independent auditors’ full-time, permanent employees.

Auditor Fees and Services

The following table summarizes fees billed for services rendered by our independent auditors.

	2010	2009
Audit fees (1)	$162,000	$190,000
Tax fees (2)	13,000	15,000
Audit related fees (3)	47,000	14,000
All other fees	—	—

Total	$222,000	$219,000

(1)	Consist of fees for the audit of our annual consolidated financial statements included in our Annual Reports on Form 10-K, including audit work related to reporting on internal controls, and for the review of our quarterly consolidated financial statements included in our quarterly reports on Form 10-Q.
(2)	Consist of fees for the preparation of our annual income tax returns.
(3)	Consist of fees in 2010 associated with a review of a common stock offering that was completed in October 2010 and in 2009 fees associated with the review of a proposed debt offering that was withdrawn.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Requirements for Stockholder Proposals to be considered for inclusion in our Proxy Materials. Our stockholders may submit proposals on matters appropriate for stockholder action at meetings of stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. For such proposals to be included in the proxy materials relating to our 2012 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and proposals must be received by us no later than December 16, 2011. Such proposals should be delivered to the Secretary, Intervest Bancshares Corporation, One Rockefeller Plaza (Suite 400), New York, New York 10020.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. Except in the case of proposals made in accordance with Rule 14a-8 and for stockholder nominations to our Board of Directors, which are governed by the procedures for director nominations previously described in this proxy statement, for proposals to be considered at an annual meeting of ours, our bylaws require that the stockholder must have given notice thereof in writing to our Secretary not less than 90 nor more than 120 days in advance of the date of our proxy statement in connection with the immediately preceding annual meeting of stockholders. To be timely for the 2012 Annual Meeting, a stockholder’s notice must be delivered to or mailed and received by our Secretary after December 16, 2011 and prior to January 15, 2012. A stockholder’s notice to the Secretary must set forth, as to each matter the stockholder proposes to bring before the Annual Meeting, the information required by our bylaws.

The proxy solicited by our Board of Directors for the 2012 Annual Meeting will confer discretionary authority to vote (i) on any proposal presented by a stockholder at that meeting for which we have not been provided with notice prior to March 1, 2012, and (ii) on any other proposal (notwithstanding timely notice) made in accordance with our laws, if the proxy statement briefly describes the matter and how management will direct the proxy holders to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) of the Securities Exchange Act of 1934.

OTHER MATTERS

The cost of soliciting our proxies will be borne by us. In addition to such solicitation of proxies by mail, our directors, officers and employees may also solicit proxies personally or by telephone, telegraph or fax. We will request persons, firms and corporations holding shares of our common stock in their names or in the names of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

As of this date, our Board of Directors does not know of any business to be brought before the meeting other than as specified above. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in such manner as may be determined by a majority of our Board of Directors or its Executive Committee.

By Order of the Board of Directors,

/s/ Stephen A. Helman
Stephen A. Helman, Secretary

Dated: April 15, 2011

Copies of our 2010 Annual Report on Form 10-K as filed with the Securities and Exchange Commission are included in this mailing to stockholders. Additional copies may be obtained without charge to beneficial holders of our Class A common stock by written request directed to: Intervest Bancshares Corporation, Attention: Secretary, One Rockefeller Plaza (Suite 400) New York, New York 10020. Telephone inquiries should be directed to (212) 218-2800. In addition, our 2010 Annual Report on Form 10-K (with exhibits) is available on the Securities and Exchange Commission’s website (www.sec.gov) and at our website (www.intervestbancsharescorporation.com).

APPENDIX A

RESTATED CERTIFICATE OF INCORPORATION

OF

INTERVEST BANCSHARES CORPORATION

1. The name of the corporation is Intervest Bancshares Corporation.

2. The address of the registered office of the Corporation in the State of Delaware is 615 South Dupont Highway, City of Dover, County of Kent, State of Delaware 19901. The name of its registered agent at such address is Colby Attorneys Service Co., Inc.

3. The purpose for which it is formed is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

4. (a) The Corporation is authorized to issue two classes of shares to be designated, respectively, Preferred Stock (“Preferred Stock”) and Common Stock (“Common Stock”). The total number of shares of capital stock that the Corporation is authorized to issue is Sixty-Two Million Three Hundred Thousand (62,300,000). The total number of shares of Preferred Stock this Corporation shall have authority to issue is Three Hundred Thousand (300,000). The total number of shares of Common Stock this Corporation shall have authority to issue is Sixty-Two Million (62,000,000). All of the shares of capital stock shall have a par value of $1.00 per share.

(b) The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock from time to time in one or more series. The Board of Directors is expressly authorized to provide for the issue of all or any of the shares of Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the General Corporation Law of the State of Delaware. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(c) The powers, preferences, rights, restrictions and other matters relating to the Common Stock are as follows:

(i) Dividends. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive cash dividends when and as declared by the Board of Directors out of funds legally available therefore.

(ii) Voting. In all matters as to which the vote or consent of stockholders of the Corporation shall be required or be taken, the holders of Common Stock shall be entitled to one vote for each share of such stock held by them.

(iii) Liquidation. Subject to any preferences that may be applicable to any outstanding shares of Preferred Stock, in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Common Stock shall be entitled to share ratably in all of the assets of the Corporation available for distribution to its stockholders.

5. The Board of Directors of the Corporation is expressly authorized to make, alter or repeal bylaws of this Corporation, but the stockholders may make additional bylaws and may alter or repeal any bylaw whether adopted by them or otherwise.

6. Election of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

7. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same now exist or may hereafter be amended in a manner more favorable to directors, the directors of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

PROXY

INTERVEST BANCSHARES CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS

Annual Meeting of Stockholders on Thursday, May 19, 2011

The undersigned, revoking any proxy heretofore given, hereby constitutes and appoints Lowell S. Dansker and Stephen A. Helman, or either of them, proxies of the undersigned, each with full power of substitution, to vote all shares of Class A common stock of INTERVEST BANCSHARES CORPORATION (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Thursday, May 19, 2011 at 8:30 A.M. local time (the “Annual Meeting”), and at any adjournment or postponement thereof, as hereinafter specified with respect to the following proposals, more fully described in the Notice of and Proxy Statement for the Annual Meeting, receipt of which is hereby acknowledged.

The Board of Directors recommends a vote FOR the election of the nominees for director, FOR the non-binding advisory proposal on the compensation of executives disclosed in the proxy statement, FOR the proposed amendment and restatement of the Certificate of Incorporation, FOR the proposed amendment to the 2006 Long Term Incentive Plan, and FOR the ratification of the appointment of our independent auditor.

1.	Election of Eight Directors;

Nominees:
	(1) Michael A. Callen		(2) Lowell S. Dansker
	(3) Paul R. DeRosa		(4) Stephen A. Helman
	(5) Wayne F. Holly		(6) Lawton Swan, III
	(7) Thomas E. Willett		(8) Wesley T. Wood

	FOR	WITHHELD	FOR	To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and print the name(s) on the lines below.
	all nominees	for all nominees	ALL
	listed above	listed above	EXCEPT

	☐	☐	☐

2.	To approve a non-binding advisory proposal on the compensation of our executives as described in this proxy statement;	For ☐	Against ☐	Abstain ☐

3.	To consider a proposal to amend and restate our Certificate of Incorporation to eliminate any and all references to Class B common stock and to rename our Class A common stock “common stock”;	For ☐	Against ☐	Abstain ☐

4.	To consider a proposal to amend our 2006 Long Term Incentive Plan to increase the number of shares of common stock reserved for issuance under the Plan from 750,000 shares to 1,500,000 shares;	For ☐	Against ☐	Abstain ☐

5.	To ratify the appointment of Hacker, Johnson & Smith, P.A., P.C., as our independent auditor for 2011; and	For ☐	Against ☐	Abstain ☐

6.	In their discretion, upon any other business which may properly come before the Annual Meeting or any adjournment or postponement thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH HEREIN UNLESS A CONTRARY CHOICE IS SPECIFIED. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTERS WHICH PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Signature	Date	Signature	Date

Note: (Please sign exactly as name appears hereon. For joint accounts, each joint owner should sign. Executors, administrators, trustees, etc. should so indicate when signing).

COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.